DOR BIOPHARMA, INC.
1691 Michigan Avenue, Suite 435
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Appoints Michael T. Sember
as President and Chief Executive Officer

Former Acting CEO Evan Myrianthopoulos
appointed Chief Financial Officer

Miami, FL, December 10, 2004 — DOR BioPharma, Inc. (“DOR” or the “Company”) (AMEX: DOR) announced today the appointment of Michael T. Sember, MBA, as the Company’s President and Chief Executive Officer and former Acting CEO Evan Myrianthopoulos as Chief Financial Officer.

The appointment of Michael Sember marks the culmination of an extensive search by the Company for a permanent CEO. Mr. Sember brings to DOR over 30 years of broad experience working with both public and private pharmaceutical and biotech companies in the US and Europe. Mr. Sember has an extensive business development, operating and financial background which includes nearly 100 licensing transactions and several corporate acquisitions. Most of Mr. Sember’s professional career was spent in senior executive positions with Marion Laboratories (Aventis) and Elan Corporation, plc. While at Elan, Mr. Sember held the position of Executive Vice President of Business Development and was directly responsible for building a strategic alliance portfolio, which included over 30 products in clinical development across several therapeutic areas including neurology, oncology, and pain management. During this period, he generated close to $900 million in licensing revenue during the development of the alliance portfolio. He was also responsible for building and managing an investment portfolio valued at approximately $1.25 billion during his tenure at Elan. Mr. Sember has served on the Boards of eight public and private biotech companies and on the Advisory Boards of venture capital firms HealthCare Ventures and Merlin BioMed. Most recently, Mr. Sember has served as Managing Director of EGB Advisors LLC, a San Francisco based consulting firm and biotech incubator.

Mr. Sember commented, “I have followed DOR for several years, and I think that the company is poised for significant achievement ahead based on what I believe to be an extremely valuable pipeline. In particular, it is exciting to be working on our bioterrorism vaccines that have such importance today, as well as the development of new pharmaceutical therapeutics. I look forward to working with the Board and the management team in my role as Chief Executive Officer.”

Evan Myrianthopoulos has served as a Director of DOR for two years and was most recently President and Acting CEO of the Company. Mr. Myrianthopoulos was a co-Founder, Vice President of Finance, and Chief Financial Officer of Discovery Laboratories, Inc., a public biopharmaceutical company that is developing a new humanized lung surfactant technology and currently awaiting marketing approval from the FDA.  During his tenure at Discovery, Mr. Myrianthopoulos was instrumental in raising approximately $55 million in four private equity financings and completing two corporate acquisitions.

Alexander P. Haig, Chairman of the Board of DOR commented, “We welcome Michael to DOR and Evan to his new role in the Company. These additions to the management team come at a very exciting time at DOR as we are aggressively developing vaccines against the bioterrorism threats of ricin and botulinum toxins. Their skills will be key as we move closer to providing the government and other interested parties with safe and effective countermeasures against these deadly threats. Michael’s proven record as a dealmaker will be instrumental to the achievement of DOR’s strategic goals. His extensive licensing experience will be essential in building value in our biotherapeutic programs as we are eagerly awaiting the results of our pivotal Phase III clinical trial of orBec® in intestinal graft versus host disease.”

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company focused on the development of biodefense vaccines and therapeutics for areas of unmet medical needs. Through its BioDefense Division, DOR is developing bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin. DOR recently announced the initiation of a Phase 1 clinical trial of its ricin toxin vaccine, RiVaxTM. DOR's lead therapeutic product, orBec® (an oral formulation of beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal graft versus host disease (“iGVHD”), a severe, life-threatening form of gastrointestinal inflammation. As previously announced, DOR completed the treatment phase of its pivotal Phase III clinical trial of orBec® and expects to announce top line results of this trial before the end of the year, and pending a positive outcome, filing an NDA for marketing authorization as early as April 2005. orBec® has been granted fast track status by the FDA for the treatment of iGVHD. For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates," "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com